SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------


                             COMMISSION FILE NUMBER:

                           MICRON ENVIRO SYSTEMS, INC.
                           ---------------------------
        (Exact name of small business issuer as specified in its charter)

Nevada                                                               98-0202944
------                                                               ----------
(State or other jurisdiction   (Primary Standard Industrial   (I.R.S. Employer
of incorporation or            Classification Code Number)   Identification No.)
organization)

1500 West Georgia, Suite 980, Vancouver, British Columbia               V6G 2Z6
----------------------------------------------------------              -------
(Address of principal executive offices)                              (Zip Code)


                                 (604) 719.3705
                                 --------------
                (Issuer's Telephone Number, including Area Code)


            Suite 200, 17920-105th Avenue, Edmonton, Alberta T25 2H5
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)






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



                              Consulting Agreement
                               with Graeme Sewell
                         ------------------------------
                            (Full Title of the Plan)


                     (Name and Address of Agent for Service)

          (Telephone Number, including Area Code, of Agent for Service)

                         CALCULATION OF REGISTRATION FEE
=============================== ================ ====================== ===================== =====================
       Title of securities           Amount         Proposed maximum       Proposed maximum        Amount of
         to be registered            to be           offering price           aggregate         registration fee
                                 registered(1)        per share(2)          offering price
------------------------------- ---------------- ---------------------- --------------------- ---------------------
Common Stock, $.001 par value       1,200,000             $0.25                 $300,000             $79.20
=============================== ================ ====================== ===================== =====================

(1)  Consists of shares pursuant to the Consulting Agreement with Graeme Sewell.
(2) Based upon the closing price of the Company's Common Stock in over-the-counter trading on November 9, 2001. Value stated for purpose of calculating the registration fee.





 PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I as to plan information will be sent or given to employees as specified by Rule 428(b)(1) and are not required to be filed with this Registration Statement.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate the following documents by reference in this Registration
Statement:

         (a) Our latest Annual Report on Form 10-KSB for the year ended December 31, 2000, filed with the Securities and Exchange Commission on May 17, 2001;

         (b) Our Quarterly Reports on Form 10-QSB filed August 20, 2001 and May 21, 2001;

         (c) All other reports of the company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended December 31, 2000;

         (d) The description of the company's common stock contained in the registration statement on Form 10-SB filed with the Securities and Exchange Commission on May 13, 1999, as amended on September 3, 1999; and

         (e) All other reports (and documents) filed by the company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities.  Not applicable.

Item 5. Interests of Named Experts and Counsel. No "expert", as that term is defined pursuant to Regulation Section 228.509(a) of Regulation S-B, or the company's "counsel", as that term is defined pursuant to Regulation Section 228.509(b) of Regulation S-B, was hired on a contingent basis, or will receive a direct or indirect interest in the company, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this Registration Statement.



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



Item 6. Indemnification of Directors and Officers.Currently, there are no provisions in either the Company's Articles of Incorporation or the Company's Bylaws which provide for the indemnification of officers and directors from personal liability to the Company or any of its stockholders for monetary damage for any breach or alleged breach of fiduciary or professional duty by such person acting in such capacity. The Company anticipates that it will execute amendments to the Company's Articles of Incorporation in order to provide for such indemnification. Notwithstanding the foregoing, a person specifically covered by the anticipated amendments to the Company's Articles of Incorporation shall still be liable to the extent provided by applicable law for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or for the payment of dividends in violation of Nevada Revised Statutes
Section 78.300. Notwithstanding the amendment to the Company's Articles of Incorporation allowing for the indemnification of officers and directors, the Company anticipates that it will enter into indemnification agreements with each of itsdirectors and executive officers pursuant to which the Company agrees to indemnify each such director and executive officer for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such director and officer in connection with any criminal or civil action brought or threatened against such director or officer by reason of such person being or having been an officer or director of the Company. In order to be entitled to indemnification by the Company, such person must have acted in good faith and in a manner such officer or director believed to be in the best interests of the Company and, with respect to criminal actions, the officer or director must have had no reasonable cause to believe his or her conduct was unlawful. IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, INDEMNIFICATION FOR LIABILITIES ARISING PURSUANT TO THE SECURITIES ACT OF 1933 IS CONTRARY TO PUBLIC POLICY AND, THEREFORE, UNENFORCEABLE.

Item 7.  Exemption from Registration Claimed.

Not applicable

Item 8.  Exhibits.

3.1      Corporate Charter*

3.2      Articles of Incorporation*

3.3      Certificate of Amendment to Articles of Incorporation*

3.4      Bylaws*

5        Opinion of Stepp Law Group



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




10.1     Consulting Agreement with Graeme Sewell

23.1 Consent of Stepp Law Group (contained in its opinion filed as Exhibit 5 to this Registration Statement)

23.2     Consent of Williams and Webster

*Filed as exhibits to the Company's Registration Statement on Form 10-SB on May 13, 1999 and incorporated herein by this reference.

Item 9. Undertakings.

     The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) to specify in the prospectus any facts or events occurring after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information specified in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be specified in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; provided, however, that paragraphs (1)(i) and
(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is specified in periodic reports filed by the Company pursuant to the provisions of Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The company hereby undertakes that, for purposes of determining any liability pursuant to the Securities Act, each filing of the company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising pursuant to the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the company certifies it has reasonable grounds to believe that the company satisfies all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, on November 7, 2001.

MICRON ENVIRO SYSTEMS, INC., a Nevada corporation


/s/ Bernard McDougall
---------------------------------------------
Director and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 7, 2001, who are the directors of the registrant's board of directors and who shall administer and enforce the Consulting Services Agreements with Graeme Sewell.

Signature and Title
-------------------

/s/ Bernard McDougall
----------------------------------------------
Director and President


/s/ Steve Amdahl
----------------------------------------------
Director